Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-171735 on Form S-3 of our reports dated February 25, 2011, relating to the financial statements of Crestwood Midstream Partners LP (formerly Quicksilver Gas Services LP) and subsidiaries and the effectiveness of Crestwood Midstream Partners LP’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
April 11, 2011